EXHIBIT 10.8

Nocopi Technologies, Inc.
Product and Document Security Solutions and Systems Specialty Ink Creation and Production

July 3, 2018

[_____________]

[_____________]

[_____________]

Dear [_____________]:

In a conference call held on June 26 with a number of Nocopi's convertible debenture holders, the convertible debenture holders present and I discussed a one-year extension of the maturity date of the debentures. As all the debentures currently mature at various dates during the third quarter of 2018, the extension would result in your debenture maturing during the third quarter of 2019. Interest would continue to accrue at 7%. All other terms of the debentures would remain in effect. The debentures and accrued interested can be converted into common stock of the Company at any time. We would appreciate your indicating your choice below of the following: 1) extend the maturity date of your convertible debenture to the third quarter of 2019 with interest continuing to accrue at 7%; 2) convert a portion or all of your convertible debenture into restricted common stock of the Company at $0.025; 3) receive payment of all or a portion of your convertible debenture and/or accrued interest at the current maturity date. I'm available to discuss the options. The status of your convertible debenture is listed below.

Sincerely,

Michael A. Feinstein Chairman

Amount of Note: $[_____]

Current Maturity Date: July 23, 2018

Proposed Maturity Date: July 23, 2019

Accrued Interest to Current Maturity Date: $[_____]

Selection:

1)

One year extension of principal and interest _____

2)

Conversion of a portion or all to restricted stock _____

3)

Payment of all or a portion of principal and/or interest _____

Please email your response to me at mfein2@aol.com or fax to the Company at (610) 834-7777.

480 Shoemaker Road, Suite 104 • King of Prussia, PA. 19406
610-834-9600 • 610-834-7777 (fax)